UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 13, 2011

Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(860) 273-0123

Former name or former address, if changed since last report:	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure.

During the remainder of September 2011, Aetna Inc. (“Aetna” or “we”) expects to participate in presentations and meetings with investors and analysts, including a presentation by Joseph M. Zubretsky, Senior Executive Vice President and Chief Financial Officer of Aetna, at the Morgan Stanley Global Healthcare Conference (the “Conference”) in New York, New York that is scheduled for September 13, 2011. During the presentation and these meetings, Aetna intends to disclose that:

•
based on actual results for July and August 2011, medical utilization to date continues to be lower than our previous expectations, resulting in better than projected underwriting margin, manifesting itself as favorable development of current year health care cost estimates;

•	we continue to monitor the environment and our experience for indications of an uptick in utilization;

•	from June 30, 2011 through September 12, 2011, Aetna repurchased approximately 9.3 million shares at a cost of approximately $350 million;

•
based on our strong third quarter 2011 performance to date, we now project that our full-year 2011 reported operating results will exceed our previously disclosed full-year 2011 operating earnings per share guidance of $4.60 to $4.70 (1); and

•
on our third quarter 2011 earnings conference call, we will update our full-year 2011 guidance metrics and provide details on the charge we expect to take during the third quarter of 2011 related to our pending Voluntary Early Retirement Program (which will be excluded from operating earnings).

Additionally, during the presentation and these meetings, Aetna expects to discuss the following challenges and opportunities that Aetna projects for 2012. Aetna's projected 2012 challenges include:

•	favorable prior year reserve development of approximately $197 million, pre-tax, reported through the second quarter of 2011, which we do not, as a matter of course, project to recur;

•	lower Commercial administrative services contract membership in large accounts in the first quarter of 2012 compared to year end 2011;

•	low economic growth contributing to lower in-group medical membership growth; and

•	lower net investment income than we project in 2011, due to the continuing impact of a low interest rate environment.

Aetna's projected 2012 opportunities include:

•	projected growth in our Medicare and large-group commercial risk businesses, which will partially offset the projected Commercial administrative services contract membership losses;

•	the continuing, positive impact of share repurchases on our earnings per share;

•	the projected accretive impacts on earnings per share of our agreement with CVS Caremark Corporation and our recent acquisitions; and

•
continued expense management, including the initial reduction in expenses resulting from our pending Voluntary Early Retirement Program, which will help to offset the negative expense leverage from projected membership losses.

Aetna's presentation at the Conference is scheduled to begin at 8:35 a.m. Eastern time on September 13, 2011. Investors, analysts and the general public are invited to listen to this presentation over the Internet via Aetna's Investor Information link at www.aetna.com/investor. A webcast replay will be available via Aetna's Investor Information link at www.aetna.com/investor, beginning approximately two hours after the event, for 14 days.

(1) Projected operating earnings per share for full-year 2011 assumes approximately 384 million weighted average diluted shares. Projected operating earnings per share exclude net realized capital gains of $39.7 million reported by Aetna in the six months ended June 30, 2011. Projected operating earnings per share also exclude from net income any net realized capital gains or losses, the one-time charge associated with Aetna's pending Voluntary Early Retirement Program and additional other items, if any, occurring after June 30, 2011.  Aetna is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected net income in any period.  Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna's underlying business performance from period to period. Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. Net realized capital gains and losses and the Voluntary Early Retirement Program charge do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations. In addition, management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and allocation of resources among Aetna's businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION - Certain information in this Form 8-K is forward-looking, including our projections as to our full-year 2011 reported operating earnings per share and our challenges and opportunities for 2012. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, particularly the implementation of health care reform legislation and changes in Aetna's future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will significantly impact our business operations and financial results, including our medical benefit ratios. Components of the legislation will be phased in over the next seven years, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform. Many significant parts of the legislation, including health insurance exchanges and the implementation of medical loss ratios, require further guidance and clarification both at the federal level and in the form of regulations and actions by state legislatures to implement the law. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of or rate of increase in the unemployment rate); adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform, changes in health care reform or otherwise (including legislative, judicial or regulatory measures that would affect our business model, restrict funding for various aspects of health care reform, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure) or mandate coverage of certain health benefits); our ability to differentiate our products and solutions from those offered by our competitors, and demonstrate that our products lead to access to better quality of care by our members; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of the H1N1 or other flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers, and increased pharmacy costs); failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated; adverse changes in size, product mix or medical cost experience of membership; our ability to diversify our sources of revenue and earnings; adverse program, pricing or funding actions by federal or state government payors; the ability to successfully implement our agreement with CVS Caremark Corporation on a timely basis and in a cost-efficient manner and to achieve projected operating efficiencies for the agreement; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the success of our health information technology initiatives; the ability to successfully integrate our businesses (including Medicity, Prodigy Health Group and other businesses we acquire) and implement multiple strategic and operational initiatives simultaneously; managing executive succession and key talent retention, recruitment and development; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the outcome of various litigation and regulatory matters, including the CMS risk adjustment audits of certain of our Medicare contracts, guaranty fund assessments and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers; reputational issues arising from data security breaches or other means; the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer; our ability to maintain our relationships with third party brokers, consultants and agents who sell our products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; and a downgrade in our financial ratings. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2010 Annual Report on Form 10-K and Aetna's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (Aetna's “Second Quarter 10-Q”), each on file with the Securities and Exchange Commission. You also should read Aetna's Second Quarter 10-Q for a discussion of Aetna's historical results of operations and financial condition.

The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) or otherwise subject to the liabilities of that Section, and shall not be or be deemed to be incorporated by reference in any Aetna filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aetna Inc.

Date: September 13, 2011	By:	/s/ Rajan Parmeswar
Name: Rajan Parmeswar
Title: Vice President, Controller and Chief Accounting Officer